EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARY	STATE OR OTHER JURISDICTION OF OPERATION
LAM RESEARCH GMBH	GERMANY
LAM RESEARCH CO., LTD.	JAPAN
LAM RESEARCH (SHANGHAI) CO., LTD	CHINA
LAM RESEARCH LTD	UNITED KINGDOM
LAM RESEARCH SARL	FRANCE
LAM RESEARCH SINGAPORE PTE LTD	SINGAPORE
LRC INTERNATIONAL FSC CORPORATION	BARBADOS
LAM RESEARCH KOREA LIMITED	KOREA
LAM RESEARCH S.R.L.	ITALY
LAM RESEARCH (ISRAEL) LTD.	ISRAEL
LAM RESEARCH CO., LTD.	TAIWAN
LAM RESEARCH BV	NETHERLANDS
MONKOWSKI-RHINE, INCORPORATED	CALIFORNIA
LAM RESEARCH CO., LTD.	IRELAND